Exhibit 10.7
Execution Version

ACQUISITION AGREEMENT AND PLAN OF MERGER
among
Northland National Bank
a national association
and
Blue Valley Ban Corp.,
a Kansas corporation
and
Western National Bank,
a national association
Dated as of March 2, 2007.

Execution Version
TABLE OF CONTENTS
Acquisition Agreement and Plan of Merger

ARTICLE I THE MERGER		4
1.01	The Merger	4
1.02	Closing	5
1.03	Effective Time	7
1.04	Articles of Association and Bylaws	9
1.05	Board of Directors and Officers	10
1.06	Additional Actions	12
1.07	Merger Consideration	14
1.08	Payment of Merger Consideration	18
1.09	Closing of Stock Transfer Books	19
1.10	Entire Transaction	22

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLER ENTITIES		27
2.01	Incorporated Seller Bank Representations and Warranties	28
2.02	Incorporated Seller Holding Company Representations and Warranties	28

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ACQUIROR BANK		29
3.01	Organization and Authority	30
3.02	Corporate Authorization	31
3.03	Regulatory Matters	36
3.04	Brokers, Investment Bankers, and Finders	38
3.05	Availability of Funds	39
3.06	Accuracy of Information	39

ARTICLE IV CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME		41
4.01	Conduct of Businesses Prior to the Effective Time	41
4.02	Forbearances by the Seller Entities	42

ARTICLE V ADDITIONAL AGREEMENTS		48
5.01	Access and Information	48
5.02	Regulatory Approvals	52
5.03	Current Information	53
5.04	Expenses	55
5.05	Miscellaneous Agreements and Consents	55
5.06	Press Releases	57
5.07	Nonsolicitation and Exclusive Dealing	58
5.08	Regulatory Fees	62
5.09	Custodial Accounts	63
5.10	FHLB Stock	65
i

ARTICLE VI CERTAIN CONDITIONS		66
6.01	Conditions to Each Party’s Obligation to Effect the Merger	66
6.02	Conditions to Obligations of the Seller Entities	70
6.03	Conditions to Obligations of Acquiror Bank	72

ARTICLE VII INDEMNIFICATION		77
7.01	Indemnification	77
7.02	Indemnification Procedures	86

ARTICLE VIII TERMINATION, AMENDMENT, AND WAIVER		94
8.01	Termination	94
8.02	Effect of Termination	97
8.03	Amendment	100
8.04	Waiver	100

ARTICLE IX GENERAL PROVISIONS		101
9.01	Survival of Representations, Warranties, and Agreements	101
9.02	No Assignment; Successors and Assigns	103
9.03	Severability	104
9.04	No Implied Waiver	105
9.05	Headings	106
9.06	Entire Agreement	107
9.07	Counterparts	108
9.08	Notices	109
9.09	Governing Law; Venue; Jury Waiver	117
9.10	Third Party Beneficiaries	119
9.11	Mutual Drafting	120
ii

SCHEDULES
2.01	Incorporated Representations and Warranties of Seller Bank
2.02	Incorporated Representations and Warranties of Seller Holding Company
4.02	Forbearances by the Seller Entities, Exceptions
iii

ACQUISITION AGREEMENT AND PLAN OF MERGER
     THIS ACQUISITION AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into, as of March 2, 2007, by and among Northland National Bank, a National Association with its principal offices in Gladstone, Missouri (“Acquiror Bank”), Blue Valley Ban Corp., a Kansas corporation and registered bank holding company (“Seller Holding Company”), and Western National Bank, a National Association with its principal offices in Lenexa, Kansas (“Seller Bank” and collectively with Seller Holding Company, the “Seller Entities”).
     WHEREAS, the respective Boards of Directors of Acquiror Bank and the Seller Entities have authorized the execution and delivery of this Agreement; and
     WHEREAS, Acquiror Bank and the Seller Entities desire to provide for certain undertakings, conditions, representations, warranties, and covenants in connection with the transactions contemplated by this Agreement.
     NOW, THEREFORE, in consideration of the premises and of the representations, warranties, and agreements herein contained, the parties agree as follows:
Article I
THE MERGER
     1.01 The Merger. Subject to the terms and conditions of this Agreement, Seller Bank shall be merged with and into Acquiror Bank (the “Merger”) in accordance with the National Bank Act, and the separate corporate existence of Seller Bank shall cease. Acquiror Bank shall be the surviving corporation in the Merger (referred to herein as the “Surviving Corporation” with respect to the period after the Merger is effected) and shall operate under the name “Northland National Bank”
     1.02 Closing. The closing of the Merger (the “Closing”) shall take place, subject to satisfaction or waiver of all conditions set forth in Article VI hereof, on such date (the “Closing Date”) and in such manner as may be mutually agreed by the Seller Entities and Northland. In the absence of such agreement the Closing Date shall be on a date specified by the Seller Entities or Northland upon five (5) business days’ written notice, after receipt of all Approvals (as defined below) and the expiration of all statutory waiting periods.
     As used herein, “Approvals” shall mean all approvals of all regulatory entities necessary for the consummation of the transactions contemplated in this Agreement, including, but not limited to, any approvals of the Comptroller of the Currency (the “OCC”), the Federal Reserve Bank of Kansas City (the “Fed”), the Federal Deposit Insurance Corporation (the “FDIC”), and the Kansas Office of the State Bank Commissioner (the “OSBC”), collectively referred to herein as the “Approving Authorities.”
     1.03 Effective Time. On the Closing Date, Acquiror Bank will cause the Merger to be consummated by delivering to the OCC and any other required regulatory entity, for filing, articles of merger or a notice of consummation in such form as required by, and duly executed in accordance with, the relevant provisions of federal banking laws applicable to national associations. The Merger shall be effective as of the Closing Date, which shall have been previously approved as the date of consummation by the OCC (the “Effective Date”). The parties agree that (unless otherwise required by any of the Approving Authorities), as to the allocation of rights, responsibilities and liabilities among themselves, the Merger shall be deemed to be effective as of 11:59 p.m., local time (the “Effective Time”).
     1.04 Articles of Association and Bylaws. The Articles of Association and Bylaws of Acquiror Bank in effect immediately prior to the Effective Time shall be the Articles of Association and Bylaws of the Surviving Corporation, and shall continue in each case until amended in accordance with their respective provisions and applicable law.
     1.05 Board of Directors and Officers.
     (a) Immediately upon the Effective Time, the Board of Directors of the Surviving Corporation shall consist only of those persons serving as directors of Acquiror Bank immediately prior to the Effective Time and the terms of those directors after the Effective Time shall be the same as their respective terms immediately prior to the Effective Date.
     (b) Immediately upon the Effective Time, the officers of Acquiror Bank shall be and continue as the officers of the Surviving Corporation until their respective successors are duly elected and qualified. No person who was an officer of Seller Bank shall be an officer of the Surviving Corporation.
     (c) Immediately upon the Effective Time, the employees of Acquiror Bank shall be and constitute the employees of the Surviving Corporation. No person who was an employee of Seller Bank shall be an employee of the Surviving Corporation.
     1.06 dditional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments, or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its right, title, or interest in, to, or under any of the rights, properties, or assets of Seller Bank and Acquiror Bank, or (ii) otherwise carry out the purposes of this Agreement, Seller Bank and its officers and directors and Acquiror Bank and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments, or assurances in law and to do all acts necessary or proper to vest, perfect, or confirm title to and possession of such rights, properties, or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Seller Bank or Acquiror Bank, respectively, or otherwise to take any and all such actions.
     1.07 Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror Bank, Seller Bank, or any holder of the following securities:
     (a) Each share of common stock, par value $5.00 per share, of Seller Bank (collectively, the “Seller Bank Stock”) issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and be converted into the right to receive an amount of cash (referred to herein in the aggregate as the “Merger Consideration”) equal to the quotient of (x) the Adjusted Book Value (as defined in the paragraph below) of Seller Bank, plus Three Hundred Twenty-five Thousand Dollars ($325,000); divided by (y) the total number of issued and outstanding shares of Seller Bank Stock as of the Closing Date (not including treasury shares). All treasury shares shall be cancelled, and no consideration shall be paid with respect to them.
     For purposes hereof, the term “Adjusted Book Value” means the total equity capital of Seller Bank as reflected on Schedule RC (line 28) of Seller Bank’s December 31, 2006 Call Report, which shall be prepared in a manner consistent with the past accounting practices of Seller Bank and in accordance with bank regulatory guidelines.
     If Seller Bank transfers assets to Seller Holding Company or Bank of Blue Valley prior to Closing, the parties will reduce the Merger Consideration by the fair market value of the assets transferred.
     (b) Each share of stock of Acquiror Bank that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding in the hands of the holders thereof and shall be deemed issued and outstanding shares of the Surviving Corporation, unchanged by the Merger.
     1.08 Payment of Merger Consideration.
     (a) At the Closing, Seller Holding Company shall deliver to Acquiror Bank one or more certificates representing all of the Seller Bank Stock, which stock certificates shall be duly endorsed in blank for transfer and shall be presented with stock powers duly executed in blank.
     (b) At the Closing, Acquiror Bank shall pay to Seller Holding Company, as owner of all of the Seller Bank Stock, the Merger Consideration. No interest shall be payable to any holder of certificates formerly representing Seller Bank Stock.
     1.09 Closing of Stock Transfer Books. The stock transfer books of Seller Bank shall be closed at the Effective Date. In the event of a transfer of ownership of shares of Seller Bank Stock which is not registered in the transfer records of Seller Bank, the Merger Consideration to be distributed pursuant to this Agreement attributable to such shares may be delivered by Acquiror Bank, at its discretion, to a transferee if the certificate representing such shares is presented to Acquiror Bank prior to the Closing, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes. Acquiror Bank shall be entitled to rely upon the stock transfer books of Seller Bank to establish the identity of those persons entitled to receive the Merger Consideration specified in this Agreement for their shares of Seller Bank Stock, which books shall be conclusive with respect to the ownership of such shares. In the event of a dispute with respect to the ownership of any such shares, Acquiror Bank shall be entitled to deposit a portion of the Merger Consideration related thereto in escrow with an independent party and thereafter be relieved with respect to any claims to such portion of the Merger Consideration.

     1.10 Entire Transaction.
     (a) Goals. This Agreement and the transactions contemplated herein are part of a larger series of transactions contemplated by Acquiror Bank and the Seller Entities. The goals (“Goals”) of Acquiror Bank and the Seller Entities in the entire series of transactions are: (i) Acquiror Bank will become Seller Bank’s successor via the Merger and be authorized to operate retail bank branches in the State of Kansas; however, the name Western National Bank, or any variation thereof, is never to be used by Acquiror Bank; (ii) Bank of Blue Valley, a wholly-owned subsidiary of Seller Holding Company, will become the owner (pursuant to the Purchase and Assumption Agreement (defined below)) of all of the assets and assume all of the liabilities of Seller Bank existing immediately prior to the Closing (as more fully set forth in the Purchase and Assumption Agreement), with the right to operate all locations of Seller Bank (as of immediately prior to the Effective Time) as such bank’s branches; (iii) Seller Holding Company, or an affiliated bank of its choosing, will derive a direct financial benefit from these endeavors in an amount equal to $325,000 (the difference between the Merger Consideration and the Purchase Price (as defined in the Purchase and Assumption Agreement) (excluding the adjustment to the Purchase Price attributable to the book value of FHLB stock); and (iv) Bank of Blue Valley will receive the FDIC Assessment Credit allocated to Seller Bank. It is understood that at no time will Acquiror Bank operate the bank branches of Seller Bank. In the event of any review of the transactions contemplated herein by any individual, company, business entity, governmental authority or regulatory entity (each, a “Person”) for any reason, both this Agreement and the separate Purchase and Assumption Agreement shall be construed together as one integrated transaction giving full effect to the Goals.
     (b) Purchase and Assumption Agreement. Acquiror Bank, Seller Holding Company and Bank of Blue Valley have, prior to or as of the date hereof, also entered into a Purchase and Assumption Agreement (the “Purchase and Assumption Agreement”).
Article II
REPRESENTATIONS AND WARRANTIES OF THE SELLER ENTITIES
     As a material inducement to Acquiror Bank to enter into and perform its obligations under this Agreement, and notwithstanding any examinations, inspections, audits, or other investigations made by Acquiror Bank, the Seller Entities hereby represent and warrant to Acquiror Bank as follows:
     2.01 Incorporated Seller Bank Representations and Warranties. Attached as Schedule 2.01 are certain representations and warranties of Seller Bank, which are hereby incorporated herein and are made by the Seller Entities to Acquiror Bank.
     2.02 Incorporated Seller Holding Company Representations and Warranties. Attached as Schedule 2.02 are certain representations and warranties of Seller Holding Company, which are hereby incorporated herein and are made by the Seller Entities to Acquiror Bank.

Article III
REPRESENTATIONS AND WARRANTIES OF ACQUIROR BANK
     As a material inducement to the Seller Entities to enter into and perform their obligations under this Agreement, and notwithstanding any examinations, inspections, audits, or other investigations made by the Seller Entities, Acquiror Bank hereby represents and warrants to the Seller Entities as follows:
     3.01 Organization and Authority. Acquiror Bank is a national association duly organized, validly existing, and in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.
     3.02 Corporate Authorization. Acquiror Bank has the corporate power and authority to enter into this Agreement and each instrument or document to be executed and delivered by it pursuant to this Agreement or in connection with the transactions contemplated hereby, and to carry out its obligations hereunder. The execution, delivery, and performance of this Agreement and each instrument or document to be executed or delivered pursuant to this Agreement or in connection with the transactions contemplated hereby by Acquiror Bank and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of Acquiror Bank and this Agreement constitutes the legal, valid and binding obligation of Acquiror Bank.
     None of the execution, delivery or performance by Acquiror Bank of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Acquiror Bank with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge, or encumbrance upon any of the properties or assets of Acquiror Bank under any of the terms, conditions, or provisions of (x) its articles of association or bylaws, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which Acquiror Bank is a party or by which it may be bound, or to which Acquiror Bank or any of its properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Acquiror Bank, violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation applicable to Acquiror Bank or any of its properties or assets.
     Other than in connection or compliance with the provisions of the National Bank Act or filings, consents, reviews, authorizations, approvals, notices, or exemptions required under the BHCA or any required approvals of the Approving Authorities, no notice to, filing with, exemption or review by, or authorization, consent, or approval of, any public body or authority or any other Person is necessary for the consummation by Acquiror Bank of the transactions contemplated by this Agreement.

     3.03 Regulatory Matters. None of the information regarding Acquiror Bank supplied or to be supplied by Acquiror Bank for inclusion or included in any documents to be filed with the Approving Authorities or any other regulatory authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with such regulatory authority, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.
     Acquiror Bank has, or will have on or before the Effective Date, complied with all federal and state statutes, regulations, and rules (including applicable provisions of the National Bank Act and the BHCA) governing the consummation of the transactions contemplated under this Agreement and obtained all Approvals required to be obtained by it.
     3.04 Brokers, Investment Bankers, and Finders. Except for The Capital Corporation, which has been retained by Acquiror Bank (and will be paid by Acquiror Bank), neither Acquiror Bank nor any of its officers, directors, or employees has employed any broker, investment banker, or finder in connection with this Agreement or the transactions contemplated hereby.
     3.05 Availability of Funds. At Closing, Acquiror Bank will have sufficient funds readily available to it to pay the Merger Consideration in accordance with Section 1.07 of this Agreement.
     3.06 Accuracy of Information. The statements contained in this Agreement, the Schedules, and in any other written document executed and delivered by or on behalf of Acquiror Bank pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein not misleading.
Article IV
CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME
     4.01 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, or the earlier termination of this Agreement in accordance with Article VIII, the Seller Entities and Acquiror Bank shall not conduct their business in any way that will prevent or materially and adversely affect the Merger.
     4.02 Forbearances by the Seller Entities. During the period from the date of this Agreement to the Effective Time, or the earlier termination of this Agreement in accordance with Article VIII, and except as provided in Schedule 4.02 or as otherwise provided in this Agreement, Seller Bank shall not, and Seller Holding Company shall not cause, vote in favor of, or otherwise authorize, approve, or permit Seller Bank to, without the prior written consent of Acquiror Bank:
     (a) Authorize, recommend, propose, or announce an intention to authorize, recommend, or propose, or enter into any agreement with respect to, any acquisition of any business or assets by means of a merger or consolidation, or any acquisition or disposition of any material amount of assets or securities, or any release or relinquishment of any material contract rights not in the ordinary course of business;

     (b) Propose or adopt any amendments to the articles of association of Seller Bank or its bylaws or other governing or organizational documents;
     (c) Issue any shares of capital stock or effect any stock split or otherwise change its capitalization as it existed as of the date hereof;
     (d) Grant, confer, or award any options, warrants, conversion rights, or other rights not existing on the date hereof to acquire any shares of its capital stock;
     (e) Purchase or redeem any shares of its capital stock;
     (f) Take back or commence foreclosure on any property other than in the ordinary course of business;
     (g) Other than as otherwise contemplated herein, take any actions, or fail to take any actions which alone, or together with any other action or inaction, shall create, alter, or eliminate any rights, benefits, obligations, or liabilities of any Person (including, but not limited to the participants, beneficiaries, Seller Holding Company, Seller Bank, or, after the Merger, Acquiror Bank) with respect to any Employee Plans or Policies; or
     (h) Agree in writing or otherwise to take any of the foregoing actions or, subject to the provisions of this Agreement, engage in any activity, enter into any transaction, or take or omit to take any other act which would make any of the Seller Entities’ representations and warranties untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act.
Article V
ADDITIONAL AGREEMENTS
     5.01 Access and Information. Unless this Agreement is otherwise terminated in accordance with Article VIII, during the period from the date of this Agreement to the Closing, each of the Seller Entities shall cause one or more of their representatives to confer with representatives of Acquiror Bank and report the general status of their ongoing operations at such times as Acquiror Bank may reasonably request. The Seller Entities shall promptly notify Acquiror Bank (a) of any material change in the normal course of their business or in the operation of their properties, (b) of any fact, event or circumstance which has caused, or could reasonably be expected to cause, any of the representations and warranties of the Seller Entities herein to be misleading or inaccurate, (c) to the extent permitted by applicable law, of any governmental complaints, investigations, hearings or regulatory examinations (or communications indicating that the same may be contemplated), and (d) of the institution of litigation or the threat of litigation involving either of the Seller Entities. The Seller Entities shall also provide Acquiror Bank with such information with respect to such events as Acquiror Bank may reasonably request from time to time. In the event of the termination of this Agreement, Acquiror Bank shall, and shall cause its advisors and representatives to, (x) hold confidential all information obtained in connection with any transaction contemplated hereby with respect to the Seller Entities which is not otherwise public knowledge, (y) return all documents (including copies thereof) obtained hereunder from Seller Holding Company or Seller Bank to Seller Holding Company, and (z) use its best efforts to cause all information obtained pursuant to this Agreement or in connection with the negotiation hereof to be treated as confidential and not use any such information unless such information becomes generally available to the public.
     5.02 Regulatory Approvals. Unless this Agreement is otherwise terminated in accordance with Article VIII, each of the parties hereto shall cooperate and use their respective best efforts to prepare all documentation, to effect all filings, and to obtain all permits, consents, approvals, and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement, including, without limitation, any such approval or authorization required by the Approving Authorities. Acquiror Bank and the Seller Entities shall each cause to be prepared all applications and notices required to be filed with the Approving Authorities.
     5.03 Current Information. Unless this Agreement is otherwise terminated in accordance with Article VIII, during the period from the date of this Agreement to the Effective Time, each party shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party. Each party shall promptly notify the other party of any material change in its business, operations, or prospects and of any governmental complaints, investigations, or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation or administrative or other claims involving such party, and shall keep the other party fully informed of such events.
     5.04 Expenses. Each party hereto shall bear its own expenses incident to preparing, entering into, and carrying out this Agreement and to consummating the Merger.
     5.05 Miscellaneous Agreements and Consents. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its respective best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including, without limitation, using its best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Acquiror Bank and the Seller Entities shall use their respective best efforts to obtain consents of all third parties and governmental bodies necessary or, in the opinion of any of the parties, desirable for the consummation of the transactions contemplated by this Agreement.
     5.06 Press Releases. Acquiror Bank and the Seller Entities shall cooperate with each other in the development and distribution of any news releases and other public disclosures, except regulatory notices, concerning this Agreement and the Merger and shall not issue any news release or make any other public disclosure without the prior consent of the other party.
     5.07 Nonsolicitation and Exclusive Dealing. Recognizing the substantial expenditure of time, effort, and expense Acquiror Bank has incurred as of the date hereof, and will incur through the Effective Date in connection with negotiating, performing due diligence investigations, and attempting to complete the Merger and the other transactions contemplated herein, until such time as either the Effective Date has occurred or this Agreement is terminated in accordance with the provisions of Article VIII hereof, none of the Seller Entities, or any of their respective subsidiaries, directors, officers, attorneys, financial advisors, accountants, or other representatives will directly or indirectly: (i) solicit, encourage (including by way of furnishing any non-public information concerning such party’s business, property, or assets) or, except as may be required in the exercise of fiduciary duties, consider or discuss any Acquisition Offer or Proposal (as defined below); or (ii) except as may be required in the exercise of fiduciary duties, provide any information to, or negotiate with, any other person or entity in connection with any possible sale of all or any portion of the stock, assets, or business of such party when such party has reason to believe that such information may be utilized to evaluate or make a possible Acquisition Offer or Proposal. As used herein, “Acquisition Offer or Proposal” shall mean any offer or proposal for an acquisition, merger, or other business combination involving Seller Bank or for the acquisition of a substantial equity interest in, or a substantial portion of the stock, assets, or business of such entity. The Seller Entities will promptly give notice to Acquiror Bank in the manner provided for herein, regarding any contact between the Seller Entities or any of their representatives, subsidiaries, directors, officers, attorneys, financial advisors, accountants, or other representatives, and any other person in connection with any Acquisition Offer or Proposal or related inquiry.
     5.08 Regulatory Fees. Each of Seller Bank and Acquiror Bank agrees to pay promptly any and all fees and expenses payable to any of the Approving Authorities in connection with any application, examination, or review with respect to it to be conducted by such regulatory authority in connection with the transactions contemplated herein.
     5.09 Custodial Accounts. Seller Holding Company shall cause Seller Bank to resign, immediately prior to or at the Closing, as the custodian of each account (including individual retirement accounts and other fiduciary accounts) of which it is a custodian (the “Custodial Accounts”) and, to the extent permitted by the documentation governing each such Custodial Account, appoint Bank of Blue Valley as successor custodian. Such resignation and appointment shall be effected by an instrument substantially in the form mutually agreed to by the parties prior to the Closing.
     5.10 FHLB Stock. Unless this Agreement is otherwise terminated in accordance with Article VIII, Seller Bank shall, prior to the Closing, assign, transfer or otherwise dispose of any and all of its ownership or other rights in, to or under any activity stock of the Federal Home Loan Bank of Topeka (the “FHLB”), such that only the membership stock of FHLB owned by Seller Bank, if any, is transferred pursuant to this Agreement.
Article VI
CERTAIN CONDITIONS
     6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing of all of the following conditions:
     (a) This Agreement and the transactions contemplated hereby shall have been approved by the Approving Authorities and any other regulatory authority or Person the approval of which is required (unless any such Person indicates its approval is not necessary) and all applicable waiting periods shall have expired.
     (b) None of Seller Holding Company, Seller Bank, or Acquiror Bank shall be subject to any order, decree, or injunction of a court, agency or regulatory body of competent jurisdiction which enjoins or prohibits the consummation of the Merger.
     (c) All necessary approvals shall have been received, and all applicable waiting periods shall have expired, for the parties to the Purchase and Assumption Agreement to close on all transactions contemplated therein.
     (d) All of the conditions to the closing of the transactions contemplated in the Purchase and Assumption Agreement as set forth in Article V thereof, except the condition set forth in Section 5.1(a) thereof, shall have been satisfied or otherwise waived in writing by all parties thereto so entitled to waive any such condition not satisfied.
     (e) Each of the parties shall have obtained any and all material consents or waivers from other parties to loan agreements, leases, or other contracts material to such party’s business required for the consummation of the Merger, and each of the parties shall have obtained any and all material permits, authorizations, consents, waivers, and approvals required for the lawful consummation of the Merger.
     6.02 Conditions to Obligations of the Seller Entities. The obligations of the Seller Entities to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing of all of the following additional conditions:
     (a) Representations and Warranties. The representations and warranties of Acquiror Bank set forth in Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except (i) to the extent such representations and warranties are by their express provisions made as of a specified date, and (ii) for the effect of transactions contemplated by this Agreement) and the Seller Entities shall have received a signed certificate of an appropriate officer of Acquiror Bank to that effect.
     (b) Performance of Obligations. Acquiror Bank shall have performed in all material respects all obligations required to be performed by it prior to the Closing pursuant to this Agreement, and the Seller Entities shall have received a signed certificate of an authorized officer of Acquiror Bank to that effect.
     6.03 Conditions to Obligations of Acquiror Bank. The obligations of Acquiror Bank to effect the Merger shall be subject to the fulfillment at or prior to the Closing of all of the following additional conditions:
     (a) Representations and Warranties. The representations and warranties of the Seller Entities set forth in Article II hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except (i) to the extent such representations and warranties are by their express provisions made as of a specific date and (ii) for the effect of transactions contemplated by this Agreement)

and Acquiror Bank shall have received signed certificates of an authorized officer of each of the Seller Entities to that effect.
     (b) Performance of Obligations. The Seller Entities shall have performed in all material respects all obligations required to be performed by them prior to the Closing pursuant to this Agreement, and Acquiror Bank shall have received signed certificates of an authorized officer of each of the Seller Entities, signing on behalf of the Seller Entities, to that effect.
     (c) Intentionally Left Blank.
     (d) No Material Adverse Change. Since the date of this Agreement, there shall have been no material adverse change in the business, properties, financial condition, or results of operations of Seller Bank (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates or economic conditions) that would, in the reasonable judgment of Acquiror Bank, impose or be likely to impose, material additional liability on Acquiror Bank.
Article VII
INDEMNIFICATION
     7.01 Indemnification.
     (a) Acquiror Bank’s Indemnification Obligations. Acquiror Bank shall indemnify, defend and hold the Seller Entities and each of their directors, officers, employees, subsidiaries and other Affiliates (as defined below) (each, a “Seller Bank Indemnified Party” and collectively, the “Seller Bank Indemnified Parties”) harmless from and against any and all losses, damages, out of pocket costs, taxes, liabilities, penalties and fines (including reasonable attorneys’ fees) (collectively, “Damages”) incurred by them, whether known or unknown, fixed or contingent, that arise in whole or in part from:
          (i) any breach of, or inaccuracy contained in, any representation or warranty of Acquiror Bank set forth in this Agreement or any schedule or certificate delivered by or on behalf of Acquiror Bank in connection herewith (whether or not the events or circumstances giving rise to such breach or inaccuracy were known by any Seller Entity to exist prior to Closing); or
          (ii) Acquiror Bank’s failure, prior to the Effective Time, to perform or otherwise fulfill any of its agreements, covenants, obligations or undertakings hereunder and in accordance with the terms hereof.
     (b) The Seller Entities’ Indemnification Obligations. The Seller Entities shall indemnify, defend and hold Acquiror Bank, and its directors, officers, employees, subsidiaries and other Affiliates (as defined below) (each, a “Acquiror Bank Indemnified Party” and collectively, the “Acquiror Bank Indemnified Parties”), harmless from and against any and all Damages incurred by them, whether known or unknown, fixed or contingent, that arise in whole or in part from:

          (i) any breach of, or inaccuracy contained in, any representation or warranty of any Seller Entity set forth in this Agreement or any schedule or certificate delivered by or on behalf of any Seller Entity in connection herewith (whether or not the events or circumstances giving rise to such breach or inaccuracy were known by Acquiror Bank to exist prior to Closing);
          (ii) any Seller Entity’s failure prior to the Closing to perform or otherwise fulfill any of its agreements, covenants, obligations or undertakings hereunder and in accordance with the terms hereof;
          (iii) any liability of Seller Bank for taxes or any liability of Seller Bank to make payments to or indemnify any other Person with respect to taxes (x) for any taxable period, (y) resulting from or attributable to Seller Bank having been or ceasing to be a member of any affiliated group under the Code, or (z) as a transferee or successor, by contract or otherwise as a result of transactions, contracts or arrangements occurring or entered into on or before the Closing Date;
          (iv) the operation of Seller Bank or the ownership, lease or operation by Seller Bank or Seller Holding Company, whether directly, indirectly or in a fiduciary capacity, of the Seller Bank business or any other assets or liabilities of Seller Bank, prior to the Closing or after the consummation of the transactions contemplated by the Purchase and Assumption Agreement (including, without limitation, damages resulting from environmental laws or other regulatory matters);
          (v) any liability for wages, salary, overtime or other compensation or severance or other benefits under any Employee Plans or Policies or otherwise with respect to the current and former employees of Seller Bank;
          (vi) any claims against Seller Bank, whether by customers of Seller Bank, employees of Seller Bank or other Persons with respect to or arising in any way in connection with events occurring at any time prior to the Closing; and
          (vii) any claims against Acquiror Bank, in regards to real property owned or leased by Seller Bank (including other real estate owned), resulting from violations of environmental laws; and
          (viii) any claims against Acquiror Bank resulting from any Plans or employee policies.
     7.02 Indemnification Procedures.
     (a) If any Seller Bank Indemnified Party or Acquiror Bank Indemnified Party (each, an “Indemnified Party”) seeks indemnification under this Article VII, the Indemnified Party shall notify the indemnifying party (the “Indemnifying Party”) within 30 days after learning of the occurrence of any event that is asserted to be an indemnifiable event pursuant to this Agreement. If such event involves the claim of any third party and the Indemnifying Party confirms in writing its responsibility for such liability, if established, the Indemnifying Party shall be entitled to participate in and, to the extent it shall wish, assume control over (in which case the Indemnifying Party shall assume all expense with respect to) the defense, settlement, adjustment or compromise of such claim.
     (b) The Indemnified Party shall have the right to employ separate counsel in any action or claim and to participate in the defense thereof at the expense of the Indemnifying Party (i) if the retention of such counsel has been specifically authorized by the Indemnifying Party or (ii) if such counsel is retained because the Indemnifying Party does not confirm responsibility for the liability as provided in subsection (a) above. The Indemnified Party shall have the right to employ counsel at the Indemnified Party’s own expense and to participate in such action or claim, including settlement or trial, as long as such participation does not substantially interfere with the Indemnifying Party’s defense of such claim or action.
     (c) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement, adjustment or compromise of such claim, or ceasing to defend against such claim, only if pursuant to or as a result of such settlement, adjustment, compromise or cessation, injunctive or other relief would be imposed against the Indemnified Party.
     (d) If the Indemnifying Party does not assume control over the defense of such claim as provided in Section 7.02(a), the Indemnified Party shall have the right to defend or settle the claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party.
     (e) The Indemnifying Party shall remit payment for the amount of a valid and substantiated claim for indemnification hereunder promptly upon receipt of a claim notice therefor. Upon the payment in full of any claim hereunder, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any person with respect to the subject matter of such claim.
     (f) In the event that the Indemnifying Party reimburses the Indemnified Party for any third party claim, the Indemnified Party shall remit to the Indemnifying Party any reimbursement that the Indemnified Party subsequently receives for such third party claim.
As used in this Agreement, the term “Affiliate” shall have the meaning set forth in Schedule I of the Purchase and Assumption Agreement.
     7.03 Survival. All indemnities contained in or made pursuant to this Agreement shall survive the Closing for the applicable statute of limitations period, including any and all extensions thereof, after the Closing Date, except as to any claim for which written notice shall have been given prior to such date.
Article VIII
TERMINATION, AMENDMENT, AND WAIVER
     8.01 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after approval by the shareholder of Seller Bank:
     (a) By mutual consent of the boards of directors of all parties hereto; or

     (b) By the board of directors of any party hereto at any time after May 31, 2007, if the Merger shall not theretofore have been consummated; or
     (c) By the board of directors of any party hereto if any Approving Authority shall have denied approval of such transaction and such denial has, after exhaustion of any and all available appellate procedures, become final, or, if any Approving Authority shall have conditioned its approval and the conditions shall have a material adverse effect upon the Goals or the continuing operations of any of the parties hereto; or
     (d) By the board of directors of Acquiror Bank or either of the boards of directors of the Seller Entities in the event of a material breach by the other of any representation, warranty, or agreement contained in this Agreement, which breach is not cured within 15 days (or such longer period not exceeding 40 days in the event such breach cannot reasonably be cured within 15 days and a cure is being pursued with reasonable diligence) after written notice thereof is given to the party committing such breach or waived by such other party(ies).
     8.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01 above, this Agreement shall forthwith become void and without further effect and there shall be no liability on the part of any party hereto or the respective officers and directors of any party, except as set forth in the second sentence of Section 5.01 (respecting confidentiality and the return of information) in Section 5.04 (respecting payment of expenses), in Section 5.08 (respecting payment of regulatory fees) and, except that no termination of this Agreement pursuant to subsections (b) or (d) of Section 8.01 shall relieve the non-performing, defaulting or breaching party of any liability to any other party hereto arising from the material non-performance and/or breach prior to the date of such termination of any covenant, agreement, term, provision, representation, warranty required to be observed, performed, complied with and/or kept by such non-performing, defaulting or breaching party; provided, however, that there shall be no liability for breach of a representation or warranty that was, when given, true and correct to the knowledge and belief of the party giving same and which later turns out (without any other fault of the party giving same) to be incorrect.
     8.03 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     8.04 Waiver. Any term, condition or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.
Article IX
GENERAL PROVISIONS
     9.01 Survival of Representations, Warranties, and Agreements. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. The representations or warranties of Acquiror Bank and of the Seller Entities in this Agreement, as well as in any instrument delivered by Acquiror Bank or the Seller Entities pursuant to this Agreement, shall all survive for the applicable statute of limitations period following the Closing. Each of the agreements of Acquiror Bank and of the Seller Entities in this Agreement that by their nature may be performed after the Closing Date shall survive Closing until fully performed. In the event of termination of this Agreement in accordance with its terms before the Closing Date, the agreements contained in Sections 5.01 (fourth sentence), 5.04, 5.08, and 8.02 shall survive such termination.
     9.02 No Assignment; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but neither this Agreement nor any right or obligation set forth in any provision hereof may be transferred or assigned by any party hereto without the prior written consent of all other parties, and any purported transfer or assignment in violation of this Section shall be void and of no effect; provided, however, that Acquiror Bank may elect, without the consent of the Seller Entities, to cause another wholly owned subsidiary of Acquiror Bank to be substituted for Acquiror Bank for purposes of the transactions contemplated by this Agreement.
     9.03 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement.
     9.04 No Implied Waiver. No failure or delay on the part of either party hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other further exercise thereof or the exercise of any other right, power, or privilege.
     9.05 Headings. Article, section, subsection, and paragraph titles, captions and headings herein are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.
     9.06 Entire Agreement. This Agreement and the Schedules and Exhibits hereto, together with the Purchase and Assumption Agreement, constitutes the entire agreement between and among the parties with respect to the subject matter hereof and thereof and supersedes all prior negotiations, representations, warranties, commitments, offers, letters of interest or intent, proposal letters, contracts, writings, or other agreements or understandings with respect thereto. No waiver, and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by all parties thereto.
     9.07 Counterparts. This Agreement may be executed in one or more counterparts, and any party to this Agreement may execute and deliver this Agreement by executing and delivering any of such counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.
     9.08 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to be duly received (i) on the date given if delivered personally or by facsimile transmission, or email or (ii) on the date received if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a) If to Acquiror Bank:
Northland National Bank
Attn: Kenneth Riedemann, Chairman
99 N.E. 72nd Street
Gladstone, Missouri 64118
Facsimile: 816-436-3676
Email: kriedemann@petersoncos.net
Telephone: 816-436-3500
Copy to:
C. Robert Monroe, Esq.
Stinson Morrison Hecker LLP
1201 Walnut, Suite 2700
Kansas City, Missouri 64106
Facsimile: (888) 277-8082
Email: bmonroe@stinsonmoheck.com
Telephone: (816) 691-3351
(b) If to the Seller Entities:
Blue Valley Ban Corp.
Attn: Robert D. Regnier, President
11935 Riley
Overland Park, Kansas 66225
Facsimile: 913-234-7040
Email: bregnier@bankbv.com
Telephone: 913-234-2240
Copy to:
Steven F. Carman, Esq.
Blackwell Sanders Peper Martin LLP
4801 Main Street, Suite 1000
Kansas City, Missouri 64112
Facsimile: (816) 983-8080
Email: scarman@blackwellsanders.com
Telephone: (816) 983-8153
provided, however, that the providing of notice to counsel shall not, of itself, be deemed the providing of notice to a party hereto.

     9.09 Governing Law; Venue; Jury Waiver. This Agreement shall be governed by and controlled as to validity, enforcement, interpretation, effect, and in all other respects by the internal laws of the State of Missouri applicable to contracts made in that state, without reference to its conflicts of laws principles. The parties agree that any action or proceeding to enforce, or arising out of, this Agreement may be commenced in the District Court of Jackson County, Missouri or in the United States District Court for the Western District of Missouri. Each party also hereby waives any right to a trial by jury such party may have in connection with this Agreement.
     9.10 Third Party Beneficiaries. With the exception of Bank of Blue Valley, which is an intended third party beneficiary of this Agreement, the parties to this Agreement intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties hereto. No future or present employee or customer of any party shall be treated as a third party beneficiary in or under this Agreement.
     9.11 Mutual Drafting. This Agreement is the mutual product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each party.
[Execution page follows]

Execution Version
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of date first above written.

SURVIVING BANK:	Northland National Bank

	By	/s/ Kenneth Riedemann

Kenneth Riedemann
Chairman of the Board

SELLER HOLDING COMPANY:	Blue Valley Ban Corp.

	By	/s/ Robert D. Regnier

Robert D. Regnier
President

SELLER BANK:	Western National Bank

	By	/s/ Robert Regnier

Printed Name: Robert Regnier
Title: President